Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Amendment No. 2 to Form S-1 (No. 333-255709) of our report dated April 5, 2021, with respect to the combined financial statements of 1 Stop Electronics Center, Inc.; YF Logistics LLC; Gold Cost Appliances, Inc.; Joe’s Appliances LLC; and Superior Deals Inc. (dba Appliances Connection), as of December 31, 2020 and 2019 and for each of the years in the two-year period ended December 31, 2020. We also consent to the reference of our firm under the heading “Experts” in this Registration Statement.

/s/ Friedman LLP

Marlton, New Jersey
May 13, 2021